Exhibit 99.1

Volt Information Sciences Reports Fiscal 2017 First Quarter
Financial Results

NEW YORK, NY, March 8, 2017 – Volt Information Sciences, Inc. (“Volt” or “the Company”) (NYSE-MKT: VISI), an international provider of staffing services and technology outsourcing services, today reported results for its fiscal 2017 first quarter ended January 29, 2017. Key elements include:

●
Continued to slow the revenue decline with net revenue of $313.0 million down 4.3% year-over-year, a significant improvement compared to the year-over-year decline of 14.6% in the first quarter last year

●	First quarter gross margin percentage of 15.0% increased 110 basis points year-over-year
●	Best first quarter financial results in five years with net loss of $4.6 million, a significant improvement from a loss of $11.0 million a year ago
●	During the first quarter, the Company amended its Financing Program with PNC Bank and extended the Program by one-year to January 31, 2018
●	Subsequent to the end of the first quarter, the Company completed the sale of Maintech, Inc., a non-core asset, for $18.3 million in cash
●	Subsequent to the end of the first quarter, the IRS approved the Company’s federal tax refund of approximately $13 million

Commenting on Volt’s first quarter performance, Michael Dean, President and CEO, said, “Volt is off to a good start in fiscal 2017 with strong improvement in our year-over-year financial results and the recent completion of several key initiatives to strengthen our balance sheet. At the top line, we continue to make progress in stabilizing revenue from our existing book of business while establishing new client relationships. We also benefitted from our ongoing focus on higher margin business as evidenced by the 110 basis point increase in gross margin compared to the prior year.  As a result, we generated the best bottom line result for Volt in a first quarter in five years.”

Mr. Dean continued, “In addition to our improving operational results, we also achieved key milestones that will further shore-up our balance sheet and improve our financial flexibility. During the quarter, we completed the amendment and extension of our $160.0 million financing program with PNC Bank. More recently, we completed the sale of Maintech for $18.3 million and we also received IRS approval for a federal tax refund of approximately $13 million. With these initiatives completed, I remain confident in our ability to continue executing our turnaround strategy, enhancing our financial and operational performance and driving shareholder value in fiscal 2017 and beyond.”

Fiscal 2017 First Quarter Results
Total revenue for the fiscal 2017 first quarter was $313.0 million, down $14.0 million, or 4.3%, compared to $327.0 million in the first quarter of fiscal 2016.

Volt Information Sciences Reports Fiscal 2017 First Quarter Results March 8, 2017 Page 2 of 10

North American Staffing revenue, which provides a broad spectrum of contingent staffing, direct placement, recruitment process outsourcing and other employment services, was $231.9 million, a $6.7 million, or 2.8% decrease compared to North American Staffing revenue of $238.6 million in the first quarter of fiscal 2016.

International Staffing revenue, which includes the Company’s contingent staffing, direct placement and managed programs businesses in Europe and Asia, was $30.4 million, down $3.6 million, or 10.6%, from the first quarter of fiscal 2016, primarily as a result of foreign exchange rate fluctuations of $4.5 million as well as a $0.9 million impact from no longer conducting business in certain unprofitable countries. On a constant currency basis and excluding the impact of countries the Company no longer conducts business in, International Staffing revenue increased $1.8 million, or 6.3%, year-over-year.

Technology Outsourcing Services and Solutions revenue, which provides quality assurance, business intelligence and analytics and customer service support for companies in a variety of industries, was $25.7 million, down $1.5 million, or 5.7%, compared to $27.2 million in the prior year period.

Corporate and Other revenue, which primarily consists of the Company’s North American managed service business and information technology infrastructure business was $26.3 million, down $4.1 million, or 13.5%, compared to $30.4 million in the first quarter of 2016.

Net loss of $4.6 million in the first quarter of fiscal 2017 improved by $6.4 million, or 58.2%, from the first quarter of fiscal 2016. Net loss in the first quarter included $0.6 million of restructuring and severance costs, partially offset by $0.5 million related to the amortization of the gain on the fiscal 2016 sale of real estate. Excluding the impact of these special items, net loss for the first quarter of 2017 would have been $4.5 million, which improved $3.1 million, or 42.0%, on a Non-GAAP basis compared to a net loss of $7.6 million (Non-GAAP) in the first quarter of fiscal 2016.

Adjusted EBITDA, which is also a Non-GAAP measure, was a loss of $0.5 million in the fiscal 2017 first quarter, which improved $4.3 million, or 90.0%, compared to a loss of $4.8 million (Non-GAAP) in the year ago period. Adjusted EBITDA excludes the impact of special items, interest expense, income tax expense, depreciation and amortization expense, other income/loss and share-based compensation expense. For a reconciliation of the GAAP and Non-GAAP financial results, please see the tables at the end of this press release.

Financing
During the first quarter, the Company amended its $160.0 million Financing Program with PNC to extend the program by one year to January 31, 2018. The amendment revised the existing minimum liquidity level from $35.0 million to $20.0 million with a step-up to $25.0 million triggered by the sale of Maintech, Inc. The amendment also established a new performance based covenant which includes an EBIT requirement.

Liquidity
As of January 29, 2017, the Company had $44.0 million of global liquidity for working capital requirements as compared to $44.7 million in the prior year period.

Volt Information Sciences Reports Fiscal 2017 First Quarter Results March 8, 2017 Page 3 of 10

Corporate Developments
•
Sale of Maintech, Inc.—Subsequent to the end of the first quarter, the Company completed the sale of Maintech, Inc., its information technology infrastructure business. Under the terms of the agreement, the Company received proceeds of $18.3 million in cash, subject to certain adjustments including a customary working capital adjustment to be finalized within 60 days of the sale. Net proceeds from the transaction amounted to $13.9 million after transaction related fees and repayment of the Bank of America, N.A. outstanding balance.

•
Tax Refunds—Subsequent to the end of the first quarter, the IRS approved the federal portion of the Company’s IRS refund from the filing of the Company’s amended tax returns for fiscal years 2004 through 2010.  This will result in a refund of approximately $13 million and the Company is now awaiting payment. The remaining receivable of approximately $3 million primarily relates to state refunds which can now be applied for and finalized as a result of the IRS audit conclusion and are expected to be received over the next several quarters.

•
Board of Directors—Subsequent to the end of the first quarter, the Company announced that William J. Grubbs, President and CEO of Cross Country Healthcare, and Arnold Ursaner, founder of independent securities research firm CJS Securities, have been nominated to stand for election to the Company’s Board of Directors at the 2017 Annual Meeting of Shareholders. Volt also announced that current Director, John Rudolf, retired from the board effective February 23, 2017, and Mr. Grubbs has been appointed to fill the vacancy. In addition, current Director James Boone will be stepping down in June 2017.

Conference Call and Webcast
A conference call and simultaneous webcast to discuss the fiscal 2017 first quarter financial results will be held today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. Volt’s President and CEO Michael Dean and CFO Paul Tomkins will host the conference call. Participants can listen in via webcast by visiting the Investor & Governance section of Volt’s website at www.volt.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. The conference call can also be accessed by dialing 877-407-9039 (201-689-8470 for international callers) and reference the “Volt Information Sciences Earnings Conference Call.”

Following the call, an audio replay will be available beginning Wednesday, March 8, 2017 at 7:30 p.m. Eastern Time through Wednesday, March 22, 2017 at 11:59 p.m. Eastern Time. To access the replay, dial 844-512-2921 (412-317-6671 for international callers) and enter the Conference ID # 13655615. A replay of the webcast will also be available for 90 days upon completion of the call, accessible through the Company’s website at www.volt.com in the Investors & Governance section.

About Volt Information Sciences, Inc.
Volt Information Sciences, Inc. is a global provider of staffing services (traditional time and materials-based as well as project-based), managed service programs and technology outsourcing services. Our staffing services consists of workforce solutions that include providing contingent workers, personnel recruitment services, and managed services programs supporting primarily professional administration, technical, information technology, light-industrial and engineering positions. Our managed service programs consist of managing the procurement and on-boarding of contingent workers from multiple providers. Our technology outsourcing services provide pre and post production development, testing and customer support to companies in the mobile, gaming, and technology devices industries.  Our complementary businesses offer customized talent, technology and consulting solutions to a diverse client base. Volt services global industries including aerospace, automotive, banking and finance, consumer electronics, information technology, insurance, life sciences, manufacturing, media and entertainment, pharmaceutical, software, telecommunications, transportation, and utilities. For more information, visit www.volt.com.

Volt Information Sciences Reports Fiscal 2017 First Quarter Results March 8, 2017 Page 4 of 10

Forward-Looking Statements
This press release contains forward-looking statements that are subject to a number of known and unknown risks, including, among others, general economic, competitive and other business conditions, the degree and timing of customer utilization and rate of renewals of contracts with the Company, and the degree of success of business improvement initiatives that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements are contained in company reports filed with the Securities and Exchange Commission.  Copies of the Company’s latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission, are available without charge upon request to Volt Information Sciences, Inc., 1133 Avenue of the Americas, New York, New York 10036, Attention: Shareholder Relations, 212-704-7921. These and other SEC filings by the Company are also available to the public over the Internet at the SEC’s website at http://www.sec.gov and at the Company’s website at http://www.volt.com in the Investor & Governance section.

Investor Contacts:
Volt Information Sciences, Inc.
voltinvest@volt.com

Lasse Glassen
Addo Investor Relations
lglassen@addoir.com
424-238-6249

--Financial Tables to Follow--

Volt Information Sciences Reports Fiscal 2017 First Quarter Results March 8, 2017 Page 5 of 10

Results of Operations
(in thousands, except per share data)
(Unaudited)	Three Months Ended
	January 29, 2017	October 30, 2016	January 31, 2016

Net revenue	$313,024	$341,578	$326,968
Cost of services	266,134	284,651	281,400
Gross margin	46,890	56,927	45,568

Expenses:
Selling, administrative and other operating costs	48,890	50,636	52,623
Restructuring and severance costs	624	1,181	2,761
Impairment charges	-	364	-
Total expenses	49,514	52,181	55,384

Operating income (loss)	(2,624)	4,746	(9,816)

Interest income (expense), net	(858)	(813)	(658)
Foreign exchange gain (loss), net	127	(565)	344
Other income (expense), net	(599)	(443)	(279)
Income (loss) before income taxes	(3,954)	2,925	(10,409)
Income tax provision	623	138	553
Net income (loss)	$(4,577)	$2,787	$(10,962)

Per share data:
Basic:
Net income (loss)	$(0.22)	$0.13	$(0.53)
Weighted average number of shares	20,918	20,852	20,813

Diluted:
Net income (loss)	$(0.22)	$0.13	$(0.53)
Weighted average number of shares	20,918	21,762	20,813

Segment data:

Net revenue:
North American Staffing	$231,865	$255,160	$238,575
International Staffing	30,350	31,730	33,951
Technology Outsourcing Services and Solutions	25,671	30,533	27,214
Corporate and Other	26,296	27,571	30,405
Eliminations	(1,158)	(3,416)	(3,177)
Net revenue	$313,024	$341,578	$326,968

Operating income (loss):
North American Staffing	$2,828	$10,615	$(161)
International Staffing	642	785	(44)
Technology Outsourcing Services and Solutions	1,586	3,087	1,997
Corporate and Other	(7,680)	(9,741)	(11,608)
Operating income (loss)	$(2,624)	$4,746	$(9,816)

Work days	59	64	59

Effective in the first quarter of fiscal 2017, in an effort to simplify and refine its internal reporting, the Company modified its intersegment sales structure between North American Staffing and Technology Outsourcing Services and Solutions segments. Accordingly, all prior periods have been recast to reflect the current segment presentation.

Volt Information Sciences Reports Fiscal 2017 First Quarter Results March 8, 2017 Page 6 of 10

Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)	Three Months Ended
	January 29, 2017	January 31, 2016

Cash and cash equivalents, beginning of the period	$6,386	$10,188

Cash used in all other operating activities	(3,153)	(9,701)
Changes in operating assets and liabilities	20,026	22,304
Net cash provided by operating activities	16,873	12,603

Purchases of property, equipment and software	(4,373)	(3,887)
Net cash provided by all other investing activities	287	707
Net cash used in investing activities	(4,086)	(3,180)

Repayment of long-term debt	-	(318)
Net cash used in all other financing activities	(626)	(465)
Net cash used in financing activities	(626)	(783)

Effect of exchange rate changes on cash and cash equivalents	471	(2,313)

Net increase in cash and cash equivalents	12,632	6,327

Cash and cash equivalents, end of the period	$19,018	$16,515

Cash paid during the period:
Interest	$869	$782
Income taxes	$327	$2,112

Volt Information Sciences Reports Fiscal 2017 First Quarter Results March 8, 2017 Page 7 of 10

Condensed Consolidated Balance Sheets
(in thousands, except share amounts)
	January 29, 2017	October 30, 2016
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$19,018	$6,386
Restricted cash and short-term investments	12,140	13,948
Trade accounts receivable, net of allowances of $762 and $801, respectively	172,164	193,866
Recoverable income taxes	16,943	16,979
Other current assets	12,458	11,806
Assets held for sale	19,075	17,580
TOTAL CURRENT ASSETS	251,798	260,565
Other assets, excluding current portion	25,118	25,767
Property, equipment and software, net	33,063	30,133
TOTAL ASSETS	$309,979	$316,465

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accrued compensation	$28,219	$29,147
Accounts payable	28,639	32,425
Accrued taxes other than income taxes	24,752	22,791
Accrued insurance and other	33,224	34,306
Short-term borrowings	97,050	2,050
Income taxes payable	324	-
Liabilities held for sale	5,975	5,760
TOTAL CURRENT LIABILITIES	218,183	126,479
Accrued insurance and other	13,863	13,136
Deferred gain on sale of real estate	25,622	26,108
Income taxes payable	6,780	6,777
Long-term debt	-	95,000
TOTAL LIABILITIES	264,448	267,500

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred stock, par value $1.00; Authorized - 500,000 shares; Issued - none	-	-
Common stock, par value $0.10; Authorized - 120,000,000 shares; Issued - 23,738,003 shares; Outstanding - 20,917,500 shares	2,374	2,374
Paid-in capital	77,180	76,564
Retained earnings	16,423	21,000
Accumulated other comprehensive loss	(10,085)	(10,612)
Treasury stock, at cost; 2,820,503 shares	(40,361)	(40,361)
TOTAL STOCKHOLDERS’ EQUITY	45,531	48,965
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$309,979	$316,465

Volt Information Sciences Reports Fiscal 2017 First Quarter Results March 8, 2017 Page 8 of 10

Unaudited Non-GAAP Statement of Operations and Reconciliations
(in thousands, except earnings per share)

	Three Months Ended January 29, 2017				Three Months Ended January 31, 2016
	GAAP	Special Items	Ref	Non-GAAP	GAAP	Special Items	Ref	Non-GAAP

Net Revenue	$313,024	$-		$313,024	$326,968	$-		$326,968
Cost of services	266,134	-		266,134	281,400	-		281,400
Gross margin	46,890	-		46,890	45,568	-		45,568

Expenses:
Selling, administrative and other operating costs	48,890	486	(a)	49,376	52,623	(552)	(c)	52,071
Restructuring and severance costs	624	(624)	(b)	-	2,761	(2,761)	(b)	-
Total expenses	49,514	(138)		49,376	55,384	(3,313)		52,071

Operating loss	(2,624)	138		(2,486)	(9,816)	3,313		(6,503)

Other income (expense), net:				`
Interest income (expense), net	(858)	-		(858)	(658)	-		(658)
Foreign exchange gain (loss), net	127	-		127	344	-		344
Other income (expense), net	(599)	-		(599)	(279)	-		(279)
Total other income (expense), net	(1,330)	-		(1,330)	(593)	-		(593)

Loss before income taxes	(3,954)	138		(3,816)	(10,409)	3,313		(7,096)
Income tax provision	623	-		623	553	-		553
Net loss	$(4,577)	$138		$(4,439)	$(10,962)	$3,313		$(7,649)

* Basic net loss	$(0.22)	$0.01		$(0.21)	$(0.53)	$0.16		$(0.37)
* Diluted net loss	$(0.22)	$0.01		$(0.21)	$(0.53)	$0.16		$(0.37)

Basic weighted average number of shares	20,918	20,918		20,918	20,813	20,813		20,813
Diluted weighted average number of shares	20,918	20,918		20,918	20,813	20,813		20,813

Special item adjustments consist of the following:
(a)	Relates to the amortization of the gain on the sale of the Orange, CA facility.
(b)	Relates primarily to Company-wide cost reduction plan implemented in the first quarter of fiscal 2016.
(c)	Relates primarily to consultants and professional fees incurred to attract world class executive talent and implementing a pay for performance annual incentive plan.
*	Earnings per share may not add in certain periods due to rounding.

Volt Information Sciences Reports Fiscal 2017 First Quarter Results March 8, 2017 Page 9 of 10

Unaudited Reconciliation of GAAP Loss from Continuing Operations to Adjusted EBITDA
(in thousands)

	Three Months Ended
	January 29, 2017	January 31, 2016

GAAP net loss	$(4,577)	$(10,962)
Special items	138	3,313
Non-GAAP net loss	(4,439)	(7,649)

Adjustments:
Depreciation and amortization	1,379	1,538
Share-based compensation expense	615	187
Other (income) loss, net (a)	1,330	593
Provision for income taxes	623	553
Adjusted EBITDA	$(492)	$(4,778)

(a)	Includes interest income (expense) and other income (expense), net.

Note Regarding the Use of Non-GAAP Financial Measures

The Company has provided certain non-GAAP financial information, which includes adjustments for special items and certain line items on a constant currency basis, as additional information for its segment revenue, consolidated net income (loss), segment operating income (loss) and Adjusted EBITDA.  These measures are not in accordance with, or an alternative for, generally accepted accounting principles (“GAAP”) and may be different from Non-GAAP measures reported by other companies.

The Company believes that the presentation of Non-GAAP measures on a constant currency basis and eliminating special items provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations because they permit evaluation of the results of the Company’s continuing operations without the effect of currency fluctuations or special items that management believes make it more difficult to understand and evaluate the Company’s results of operations. Special items include impairments, restructuring and severance as well as certain expenses or income not indicative of the Company’s current or future period performance and are more fully disclosed in the tables.

Adjusted EBITDA is defined as earnings or loss from continuing operations before interest, income taxes, depreciation and amortization (“EBITDA”) adjusted to exclude share-based compensation expense as well as the special items described above.

Adjusted EBITDA is a performance rather than a cash flow measure.  The Company believes the presentation of Adjusted EBITDA is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management.

Volt Information Sciences Reports Fiscal 2017 First Quarter Results March 8, 2017 Page 10 of 10

Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, analysis of the Company’s results of operations and operating cash flows as reported under GAAP. For example, Adjusted EBITDA: does not reflect capital expenditures or contractual commitments; does not reflect changes in, or cash requirements for, the Company’s working capital needs; does not reflect the interest expense, or the cash requirements necessary to service the interest payments, on the Company’s debt; and does not reflect cash required to pay income taxes.

The Company’s computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies because all companies do not calculate these measures in the same fashion.